EXHIBIT 1

Buenos Aires, May 23, 2016

NATIONAL SECURITIES COMMISSION

BUENOS AIRES STOCK EXCHANGE

                                   PESA – LegC   60/16

Ref.: Relevant Fact. Fairness Opinions.

Dear Sirs:

I am writing to the National Securities Commission and the Buenos Aires Stock Exchange of Buenos Aires in my capacity as Head of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company”, indistinctively) in connection with the relevant fact submitted on May 20, 2016, to enclose to this letter, the Fairness Opinions in connection with the launch of a mandatory tender offer and a voluntary exchange offer (the “Offer”), directed to all shareholders in possession of Class “B” common shares, capital and voting stock with a nominal value of one Argentine peso (AR$1) each and one vote per share, currently issued and in circulation of Petrobras Argentina S.A. (“Petrobras Argentina”), subject to the fulfillment of (i) certain conditions in relation to the indirect acquisition of 67.1933% of the capital stock and votes of Petrobras Argentina S.A. the (“Transaction”), and (ii) certain conditions described in the announcement of the Offer published on May 20, 2016 (“Announcement”).

Very truly yours,

______________________

María Agustina Montes

Head of Market Relations

City of Buenos Aires, May 17th 2016

Dear Sirs,

Pampa Energia S.A.

Av. Ortiz de Ocampo 3302 Edificio 4

City of Buenos Aires

Argentine Republic

Reference: Opinion of the Reasonable Market Value of Petrobras Argentina SA’s stock, under Title III, Chapter II, Section I, Article 5 of Argentina’s CNV General Resolution 622/2013

Dear Sirs,

Finanzas & Gestión S.A. (“Finanzas & Gestión” or else the “Appraiser”) in its capacity of independent Appraiser, is pleased to address Pampa Energía SA (the “Customer”), with the purpose of issuing an opinion about the Reasonable Market Value of Petrobras Argentina SA’s stock (hereinafter “PESA”, “Petrobras” or the “Company”) on May 17th 2016 (hereinafter the “Report”), under the provisions set forth by Title III, Chapter II, Section I, Article 5 of Argentina’s National Securities Commission (“CNV”) General Resolution 622/2013.

1.         OVERVIEW

1.1. Petrobras Argentina SA is a Corporation duly incorporated in the Argentine Republic under the Argentinean laws, and registered with the Public Registry of Commerce on November 17th 1947, under number 759, Folio 569, Volume 47 Ha, for a term expiring on June 18th 2046. The Company is an integrated power company engaged in oil and gas exploration and production, refining and distribution, petrochemical, electricity generation and distribution, and hydrocarbure commercialization and transportation. Until the year ended on December 31st 2015, the Company has been carrying out operations mainly in Argentina, and in a lesser degree in Bolivia, Ecuador and Venezuela.  The Company manages its activities in segments or business units, supported by a corporative center, defined as follows: (1) Oil and Gas Exploration and Production Activities (“E&P”); 2) Activities related to Gas and Electric Power (“Generation”); and 3) Activities related to fuel refining and distribution and petrochemical businesses(“Other Business Units”).

Av. del Libertador 602 Piso 21 B | (C1001ABT) Ciudad Autónoma de Buenos Aires, República Argentina

Tel. +54 (11) 5278-5600 | www.fga.com.ar

1.2. The Company was founded in 1946 by Pérez Companc Family, as a shipping company. In the past, the Company was engaged into other activities, among which, construction, real estate, telecommunications, mining and farming industries. As of 1997, and after several disinvestments, the Company restructured its strategy and focused on the power sector. As a result of these disinvestments, the Company turned into a power integrated Company, whose operations are carried out mainly in Argentina.

1.3. To date, Petrobras Participaciones SL is Petrobras Argentina’s parent company, with 67.2% equity interest. Petrobras Participaciones SL is a Subsidiary of Petroleo Brasileiro, a Brazilian Company whose businesses are focused on oil and derivatives exploration, production, refining, commercialization and transport in Brazil and abroad.

1.4. Petrobras Argentina S.A. is a publicly traded company listed in Buenos Aires Stock Exchange. The ADS, American Depositary Shares, each one representing 10 ordinary Class B stocks owned by Petrobras Argentina S.A., trade in New York Stock Exchange.

1.5. Under the Applicable Norm, the Customer requested Finanzas & Gestión, on May 2nd 2016, an opinion as Independent Appraiser in the financial field, in connection with the value of Petrobras Argentina S.A.’s stock, in a Public Tender Offer of Shares to be carried out by the Customer in compliance with the Applicable Norm.

1.6. All terms herein expressed in capital letters are herein defined in Annex I.

1.7 The Appraiser has not counseled the Customer or Petrobras Argentina S.A. about the sales structure related to the Public Tender Offer of Shares, nor it has participated in negotiations of any kind.

2.         INDEPENDENT APPRAISER BACKGROUND

2.1. Finanzas & Gestión is a Corporation, incorporated in 2004, engaged in finance advisory services, focused on companies’ sale, merger and acquisition transactions; valuation of stocks, companies and business units; investment project assessments and structuring of corporate financing.

2.2. Finanzas & Gestión Board members have a sound background in financial counseling, company and equity interest appraisals, corporate consulting and investment banking services developed as officers and executives in local and international financial entities.

2.3. In the financial appraisal field, Finanzas & Gestión Board members have coordinated and executed specialized works during the past 20 years in mergers  and acquisition transactions, independent opinions, arbitrations and corporate conflict resolution;  they are all university graduates in finances, they hold MBAs in Argentina or abroad, and they have participated in company appraisal courses and seminars, as well as company appraisal standards issued by the International Valuation Standards Council and the American Society of Appraisers. As well, they have largely worked as Professors in corporate finance-related subjects, merger and acquisitions, and business appraisals in MBAs Programs, University Programs or Corporate Programs.

3.         SCOPE OF THE WORK

3.1. This Report has been prepared on the basis of the Customer’s request and under the Applicable Norm (in particular, the application and weighing of methodologies under Title III; Chapter II, Section I, Article 5th of CNV’s General Resolution 622/2013), herein quoted: “When a Public Tender Offer of Shares is formulated, in order to determine the offer price, the following should be weighed: (a) the share’s equity; (b) the Company value under the Discounted Cash Flow Method and/or indicators applicable to companies with comparable businesses; (c) the average value of the trading securities during the semester prior to the offer. To that effect, two opinions of two independent appraisers should be filed with the Committee together with the Public Tender Offer of Shares application, and disclose it in the CNV Internet Site, and if appropriate, in the customary market disclosure media where the stock is traded”.

3.2. Therefore, the Appraiser’s opinion of value is done taking into account the above mentioned methodologies, the Customer request, and under the Applicable Norm, in a context of an existing business, subject to the limitations set forth in Annex II, notwithstanding any other standard or methodology applicable to determine the value of societies or equity interests.

4.         AVAILABLE INFORMATION

4.1. This report has been developed on the basis of public information available on May 16th 2016 and on technical, financial and commercial information provided by the Customer (the “Available Information”), as detailed in Annex III herein. In the case of the trading price of the Company’s stock, the prices series until May 17th 2016 is considered.

4.2. Finanzas & Gestión has not held any meeting with Shareholders and/or the Board of Managers of the Company. As well, Finanzas & Gestión has not carried out any auditing or independent verification of information in the Company’s financial statements, nor has it obtained updates and/or clarifications from the Customer about the Available Information; consequently, if the Available Information omitted relevant information for the analysis, or else included wrong information, the conclusions of this report would be equally affected or modified.

5.         APPLICATION OF RELEVANT METHODOLOGIES

Under the provisions set forth in 3.1 above, the Appraiser has applied the appraisal approaches, associated methodologies and weighing under the Applicable Norm, as set forth in items 5.1 to 5.4 below:

5.1. Shares’ Equity

5.1.1. This methodology set forth in the Applicable Norm sets forth the determination of the value per stock of a society, on the basis of the coefficient between (i) the society’s net worth (namely, the accounting net worth under the accounting norms in force) and (ii) all the stocks issued and circulating (net of own stocks, if appropriate).

5.1.2. The application of this methodology is hereby described in Annex IV and in Chart 1.

5.1.3. According to the Available Information in Annex IV herein, the decisions have been taken on the basis of the information of the Company’s audited financial statements for the year ended March 31st 2016.

5.1.4. As appears on Chart 1, the application of this methodology has been applied a low weighing, considering the well-known existence of relevant discrepancies between the equity value arising out of the application of accounting norms, and the values determined on the basis of the capacity of future economic income generation, which has been largely proven empirically by the spread observed between the equity value and market capitalization in listed companies.

5.1.5. The application of this methodology should not be integrated to the Asset Approach, generally established in the appraisal approaches of international norms (identified as cost approach o asset approach by IVSC or by ASA) since said norms require the determination of the market value of the main assets by specialists, and the consideration of multiple adjustments and adaptations that exceed the Available Information and the methodologies required by the Applicable Norm.

5.2. Discounted Cash Flow

5.2.1. To determine a society’s share equity applying the Discounted Cash Flow Method is a central part to estimate the value, in the Income Approach. This Approach is applied in company and equity interest appraisal in order to obtain value indicators using one or more methods that allow converting expected future economic incomes using an appropriate discount rate on the basis of the risk associated to the cash flow under analysis. There are multiple methods and models, being the mostly used and well-known those associated to the cash flow to be generated for the shareholder (usually identified as cash flow to equity); or those associated to the operating free cash flow to be generated for all capital and indebtedness components (usually identified as operating free cash flow to firm).

5.2.2. On the basis of the Available Information and the Discounted Cash Flow Method under the Applicable Norm, we estimated the value using  the operating free cash flow to firm model, considering: (i) Operating Free Cash Flow, based on operating projections given by the Customer for each of the Company’s Business Units (except for fuel refining and distribution); (ii) relevant discount rates for each of the Company’s Business Units, determined as the opportunity cost for all capital and financing suppliers of the Company, weighing their relative contribution in the capital structure, usually referred to as Weighted-Average Cost of Capital (WACC); (iii) Net Financial Debt; (iv) Redundant Assets; and (v) other liabilities not directly involved in the operating working capital, of the Net Financial Debt and/or the Operating Free Cash Flow. The decisions obtained with the Discounted Cash Flow Method correspond to a value level of “shareholding control”. Under the Applicable Norm, no adjustments or discounts have been made to derive the value of a non-controlling interest as of a controlling interest.

5.2.3. The decisions corresponding to the application of this methodology are detailed in Annex V and Chart 1 herein.

5.2.4. As it can be seen in Chart 1, a medium to high weighing has been allocated considering the Available Information and the relevance of this methodology in the appraisal approaches.

5.3. Indicators applicable to Societies and Comparable Businesses

5.3.1. The determination of the stock value of a society applying methodologies based on indicators applicable to societies with comparable businesses, is a relevant part of the value approximations in the Market Approach. This approach is applied to appraise companies and equity interests in order to obtain value indicators using one or more methods that compare the company (or its stocks) with price information corresponding to similar companies (or their stocks), identified as Guideline Companies, of which there are already share market prices or Guideline Transactions, i.e. relevant transaction prices of the purchase and sale of companies and equity interests.

5.3.2. On the basis of the Available Information and the methodologies mentioned in the Applicable Norm, we have carried out the corresponding analysis of the indicators applicable to potential Guideline Companies, whose stocks are listed in local and international markets, comparing them with businesses having certain commercial and operative features that can be considered similar to those of the Company. In particular, we have analyzed the indicators of companies engaged in Oil and Gas, and in particular, for each of the Business Units: E&P, Generation and Other Business Units. Those companies analyzed appear on Annex VI herein. Out of the analysis made, we consider that the activities, features, structure and indicators are not appropriate and relevant references to determine the value of the Company’s capital stock.

5.3.3. On the basis of the Available Information and the methodologies in the Applicable Norm, a survey of the indicators applicable to Guideline Transactions has been carried out, i.e. derivatives of the price informed in relevant transactions of the purchase and sale of companies and/or equity interests, that have certain commercial and operative features, that can be considered similar to those of the Company’s. In particular, we have analyzed the indicators of companies engaged in Oil and Gas, and in particular, for each of the Business Units: E&P, Generation and Other Business Units. The transactions analyzed appear on Annex VI herein. Out of the analysis made, we consider that the activities, features, structure and indicators are not appropriate and relevant references to determine the value of the Company’s capital stock.

5.3.4. The Appraisal International Standards (such as the Market Approach set forth by IVSC) specifically comprise those prices observed in the private purchase and sale of the Company’s stocks. Such methodology is not explicitly provided in the Applicable Norm. Under Pampa Energía S.A., Petróleo Brasileiro S.A. and Petrobras Argentina S.A.’s relevant facts, dated May 3th 2016 and May 12th 2016, Pampa Energía S.A. y Petróleo Brasileiro S.A. reported a purchase and sale contract of the entire Petrobras Participaciones S.L.’s capital stock, a society incorporated under the laws of Spain, which holds 1,356,791,556 ordinary stocks, at a nominal value of $1, Class B, of one vote per stock, representative of 67.2% of the Company’s capital stock and votes, for a base price of US$ 892,000,000.

5.4. Average of the Trading Securities during the semester prior to the Offer

5.4.1. The determination of a society’s stock value using the methodologies based on its own quotation prices in authorized markets, identified as Reference Prices, is generally part of the methodologies considered in the Market Approach.

5.4.2. On the basis of the Available Information and on the methodologies in the Applicable Norm, we have carried out the determination of value on the basis of the average (the arithmetical mean) of the negotiation values of the last semester prior to the date of the Public Tender Offer of Shares. So far the date of this Report, the Customer has not made the announcement of the Public Tender Offer of Shares. Consequently, in order to apply this methodology, we have considered a 6-month term until May 17th 2016. So far the date of this report, the Customer has not made the announcement of the Public Tender Offer of Shares. Consequently, in order to apply this methodology, and under the Applicable Norm, we deemed appropriate to consider the 6-month term prior to the date of the promotion and disclosure of the Public Tender Offer of Shares, being in this case applicable the 6-month term prior to May 17, 2016.

5.4.3. The decisions corresponding to the application of this methodology based on Reference Prices, under the Applicable Norm, appear on Annex VII and Chart 1 herein.

5.4.4. The quoted price in a market is a direct reference to the stock’s Intrinsic Value, therefore, this methodology is more relevant in a very active market, understanding as such, those markets in which the transactions are done with a sufficient frequency and volume, with no relevant distortions, so that they allow determining prices in a consistent way on the basis of an existing company. As it can be seen in Chart 1, a medium weighing has been assigned to this methodology.

6.         OPINION OF VALUE

6.1. To the effect of this opinion, we consider a Reasonable Market Value, the price expressed in cash or equivalent, to which an asset would be transferred, between an hypothetical buyer and a hypothetical seller, both with the capacity and will to carry out the operation, acting independently, without being compelled to carry out the operation, in an open market and without restrictions, and being reasonably informed about all the relevant facts of the operation.

6.2. On the basis of the scope required by the Customer, the methodologies set forth in the Applicable Norm, the Available Information and the procedures carried out, we consider that the Reasonable Market Price for the ordinary stock at a nominal value of $1, Class B, of one vote per stock, is set forth in a range between $ 8.69 and $ 9.53, as appears in the chart below:

Chart  1

Reasonable Market Value

On the basis of the Required Scope and the Applicable Norm

	Weighing (%)	Price in $
		Low	Medium	High
Discounted Cash Flow	60%	8.93	9.54	10.34
Stock Reference Prices	30%	8.79	8.79	8.79
Share Equity	10%	6.94	6.94	6.94
Weighed Average	100%	8.69	9.06	9.53

On the basis of the information above, we consider that the price to be offered by Pampa Energía S.A. at a Public Tender Offer of Shares of Petrobras Argentina S.A. stocks, would be reasonable and fair from a strictly economic and financial viewpoint, if located in a price range of $ 8.69 to $ 9.53 per ordinary stock, nominal value $1 per stock, Class B, with right to one vote.

7.         HOW TO USE THE REPORT

7.1. This report has been prepared in the context and with the scope and purpose described above, exclusively for the Customer and is not intended to any other person, institution, investor or beneficiary. E disclosure thereof is hereby authorized, if done complete, and under the Applicable Norm.

7.2. Any market investor that is evaluating whether to accept or reject a Public Tender Offer of Shares of the Company drawn up by the Customer should carry out its own independent appraisal. Therefore, no investor, person or institution and/or beneficiary, present or future, is entitled to use this report for its own direct or indirect advantage.

7.3. The Appraiser does not have any obligation with the Customer to carry out any complementary report or updates thereof.

This Report comprises 56 pages, including the Annexes, which are a part hereto.

Yours sincerely,

_________________________

Finanzas & Gestión S.A.

Patricio G. Rotman

President

Informe de Opinión de Valor del 17 de mayo de 2016

ANNEX I

DEFINITIONS

Opinion of Value Report dated May 17th 2016

ANNEX I

DEFINITIONS

Redundant Assets	Assets that the Company holds, which are not directly comprised in the Operating Free Cash Flow.
Beta

Measurement or coefficient representative of a stock’s systematic risk, in the Capital Asset Pricing Model (“CAPM”), i.e. represents an indicator of the stock price trend to be correlated with the variations of an specific stock Exchange index.

Customer	Pampa Energía S.A.
Net Financial Debt

Comprises all the financial liabilities (redundant or non-redundant) and other liabilities not linked to the operating activity of a society, net of liquid balances (cash balance and financial and transitory investments) in excess of the necessary balances for the normal operation of the business.

EBIT

Earnings before interest and taxes. Expression not considered as an accounting measurement, widely used in company finances and capital markets, determined as the ordinary operative result of a company before interests and income taxes, i.e. it represents the capacity of a company’s profit generation independently of the financing structure and tax position in relation to income tax and associated taxes. Excludes habitually profits and losses for non-recurrent or discontinued activities.

EBITDA

Earnings before interest, taxes, depreciation and amortization. Expression not considered as an accounting measurement, widely used in company finances and capital markets, that represents an approximation to a company’s operative cash flow, by determining the company’s ordinary operating result, before interests, income tax, fixed assets, goodwill, i.e. it represents the capacity of a company’s profit generation independently of the financing structure, fixed assets and tax position in relation to income tax and associated taxes. Excludes habitually profits and losses for non-recurrent or discontinued activities. Not considering the financial and tax effects, and fixed assets structure, creates an appropriate basis to compare the performance of companies of the same economic sector. The EBITDA generated by companies that are listed in the stock exchange is habitually evaluated by international financial analysts, because it is considered a relevant measure in the relative appraisal of stocks and in the international corporate credit activity.

Guideline Companies	Sample of comparable companies listed in Latin American and/or internationally.
Asset Approach	An asset-based approach is a type of business valuation to obtain a company’s value indicators by using one or more methods based on the assets value, net of the value of liabilities.
Market Approach

A market approach is a type of business valuation to obtain value indicators by using one or more methods that compare the company (or its stocks) with similar companies (or their stocks) that have been sold.

Income Approach	Approach used in business valuation to obtain indicators of a company’s value by using one or more methods that allow converting expected future economic incomes in a current value.
Standard of Value	Definition of value applicable to the work to be done, e.g. fair market value, investment value, intrinsic value, etc.
Independent Appraiser	Company engaged in the valuation of businesses and equity interests, under the provisions set forth by Capital Market Act 26.831 and CNV’s General Resolution 622/2013 and complementary norms.
Discounted Cash Flow	Financial methodology in the Income Approach, by means of which cash flows’ current value is calculated using the appropriate discount rate.
Operating Free Cash Flow (OFCF)

Represents the generation of a company’s funds, without considering discontinued activities or extraordinary results, after income tax, before fixed assets and goodwill amortizations, and after fixed assets and working capital investments. In the Operating Free Cash Flow to Firm, the OFCF also represents the available cash flow for capital suppliers (shareholders and financial creditors), therefore, does not consider expenses due to interests and debt cancellations.

INDEC	Argentina’s National Statistics and Census Bureau.
Merval Index

Index that represents price share’s evolution of companies listed in Buenos Aires Stock Exchange, represented as the market value of a portfolio of shares selected according to participation, number of transactions and quote value with a base value of June 30 1986, it is continuously computed during the day of transactions and the list of listed companies and their weighing are quarterly updated, according to their market share of the last six months.

IVSC / ASA

International Valuation Standard Council: an independent non-profit, international, private organization, whose main objective is to ensure the valuation standards in an independent and transparent way, procuring an harmonization and homogenization in the practices of different regions and contributing to the global development of the profession. American Society of Appraisers: international entity, US-based, founded in 1936, with a sound background in valuation. It is one of the four referent entities in the qualification of professionals in company valuation in the US. It has set forth a series of ethical and technical standards widely known among professionals in the valuation field that created, among others, in 2007, the International Valuation Standards issued by the ISVC.

Operating Free Cash Flow to Firm Model

Specific model applied in the DCF Model, applicable to obtain value indicators of a company in the Income Approach, by means of the development of a financial model to obtain the Company Value, as current value of the cash flows available for all capital suppliers or components of the company’s capitalization structure (ordinary and preferred shareholders and financial creditors remunerated by an explicit or implicit interest rate).

Opinion of Value Report dated May 17th 2016

Market Multiple

The market value of a company’s capital stock or invested capital, divided by a company’s economic or operative measure (e.g. its net sales, EBITDA, a physical or operative measure of the activity, etc.)

Public Tender Offer of Shares	Public Tender Offer of Shares under Title III, Chapter II, Sections I & II of CNV Resolution 622/2013.
Peso, $ or AR$	Argentina’s legal currency.
Reference Prices	Arithmetical mean of the stock’s value of the Company of the last semester prior to the Public Tender Offer of Shares.
US$, Dollars or US Dollars	United States’ legal currency.
Capital Stock Value

Value of the holders of all the capital stock of the society. In the operating free cash flow to firm model, is the one obtained by (i) deducting from the Company Value, the Net Financial Debt, and (ii) adding/reducing all other value components considered as Redundant Assets and/or relevant liabilities not considered in the Net Financial Debt and in the society’s working capital.

Investment Value	Standard of Value that represents the value for a private investor based on the investment’s requirements and expectations.
Company Vale (CV)

Term that represents the total value of the addition of a company’s capitalization components (ordinary or preferred shareholders and financial creditors remunerated by an interest rate), determined in the operating free cash flow to firm model. Originally called Firm Value (FV), Enterprise Value (EV) or Company Value, terminology still applied by all financial specialists and international investment banks. At present, some valuation standards and certain bibliography specialized in the valuation of companies are using Market Value of Invested Capital or MVIC.

Intrinsec Value

Standard of Value, used habitually for stock exchange analysis, that represents the value of a company or stock that an investor considers to be the real or true value, that will become the market value when other investors reach the same conclusion.

Fair Market Value, Reasonable Market Value or Market Value

Standard of Value widely used to valuate assets, defined by international organizations linked to company appraisals, such as the price, expressed in cash or equivalent, to which an asset would be transferred, between an hypothetical buyer and a hypothetical seller, both with the capacity and will to carry out the operation, acting independently, without being compelled to carry out the operation, in an open market and without restrictions, and being reasonably informed about all the relevant facts of the operation. (Free translation of fair market value adopted by the American Institute of Certified Public Accountants, American Society of Appraisers, Canadian Institute of Chartered Business Valuators (with definitions applicable to Canada), National Association of Certified Valuation Analysts and The Institute of Business Appraisers. In general terms, this definition is similar to the Market Value standard applicable to company valuation set forth by the International Valuation Standards Committee in its 2007 review. In line with the standards set forth by international institutes, the National Appraisal Committee defines the act of valuation as the one that “determines the economic value of an asset or a set of assets, at a certain date, for a specific purpose; and the market value as the “net amount that a seller can reasonably expect for the sale of an asset, having verified the characteristics thereof and supposing an adequate commercialization, that there is at least a potential buyer and a seller properly informed and that both, act freely for an economic interest. The market value of an asset is always determined by the intersection of the offer and demand curves. The value is obtained “comparing its physical and technical features with those of similar assets, whose value is known and weighing the incidence that the differences can have in their market value, under the net incomes it would be able to generate and the profitability rate obtained in that market with similar assets”.

Book Value	Term used to represent a company’s net worth value, as determined by its financial statements.

Opinion of Value Report dated May 17th 2016

Current Value	The value, at a certain date, of the future economic benefits, calculated at current value through a discount financial procedure, using an appropriate interest or discount rate.
Net Current Value	The value, at a certain date, of future positive and negative cash flows (including investment cost) calculating an appropriate discount rate.
Residual Value	In a discounted future income model, is the value at the end of the discrete income projection.
Valuation	In business context, act or process to determine the value of a company, equity interest, security or intangible asset.
WACC

Weighted Average Cost of Capital: represents the weighted average cost of a company’s capital according to the weighing of each cost of its financing sources in relation to the relative magnitude in the total capital structure.

Opinion of Value Report dated May 17th 2016

ANNEX II

LIMITATIONS OF THE INFORMATION USED AS A BASIS FOR OUR WORK

Opinion of Value Report dated May 17th 2016

ANNEX II

LIMITATIONS OF THE INFORMATION USED AS A BASIS FOR OUR WORK

1.    Finanzas & Gestión has not carried out any auditing, or due diligence, nor has it carried out any review of the historical or projected financial information included in this report.

2.    As well, we do not express an opinion, or provide certainty in relation to said information. This report is not a counsel for investors, nor does it constitute a legal counsel. This report is not intended to be used to avoid sanctions that might be applicable under the national, provincial or municipal tax laws, and cannot be used to that end.

3.    We haven’t checked the company or asset’s deed, subject matter of this report. We based our work on the Customer’s statements and on the basis thereof, we assume that (i) the assets and company’s deeds are valid and negotiable; (ii) the Company and its assets are free from any attachment and mortgage, unless those provided in the financial statements; (iii) they comply with all federal, state and local laws and regulations; and (iv) all legal or administrative licenses, certificates, authorizations and permits issued by any federal, state or local authority, or governmental organisms, private entities required for the use of property related to this report or the underlying services, have been obtained or can be obtained or renewed.

4.    Is possible that we have obtained certain financial and historical information used in our report from audited financial statements that are the responsibility of the Company’s Management. The financial statements can include clarifying notes under the generally accepted accounting principles. We haven’t verified independently the accuracy or the integrity of the data taken, and we do not express any opinion, nor do we offer certainty about them or the underlying financial statements.

Opinion of Value Report dated May 17th 2016

5.    The cash flow appraisals are for the exclusive use in the analysis of the stock value in this report, and are not intended to be used as forecast or projections of future operations. Furthermore, in general, there will be differences between the estimated results and the real ones, provided, frequently, facts and circumstances do not happen as expected, and these differences can be relevant. We are not supposed to file additional works or services, nor to give testimony or appear before any Court in connection to the company, its assets or this report.

Opinion of Value Report dated May 17th 2016

ANNEX II

LIMITATIONS OF THE INFORMATION USED AS A BASIS FOR OUR WORK (CONT.)

6.    We do not assume any responsibility for any lawsuit related to financial and tax information presentation, which are the responsibility of the Company’s Management.

7.    In the cases that the information used comes from other type of source, on which our analysis was based, we assume that said information is reliable.

8.    Subject to the considerations and limitations set forth below, we are not aware of any fact that can lead us to suppose that the data and facts herein contained are not correct.

9.    Our analysis assumes that to the date of this report, the Company will continue to operate as usual, i.e. we assume a normal business scenario.

10.  Our appraisals assume that the Company’s Board and Management are qualified to run the company and that they comply with all of the country’s laws and regulations, and any and all laws abroad.

11.  No eventual lawsuits or claims have been considered in the company’s value appraisal, except for those recorded in the financial statements. To the effect of our tasks, we assume, unless otherwise indicated, that the Company complies with all necessary legal requirements to continue with its normal operations.

12.  Our work constitutes an independent opinion and does not mean a recommendation to the Company’s shareholders in connection with any decision that any person, investor, institution or beneficiary might adopt related to the public tender offer.

Opinion of Value Report dated May 17th 2016

13.  Our report shall be valid on the date of this report, herein above written. Changes in the market can lead to substantially different variations than those herein shown. We do not assume any responsibility for the changes in the market conditions that can happen after this report is issued and we are not supposed to update this report.

Opinion of Value Report dated May 17th 2016

ANNEX III

AVAILABLE INFORMATION

Opinion of Value Report dated May 17th 2016

ANNEX III

AVAILABLE INFORMATION

1.    Temporary consolidated financial statements of the Company and its subsidiaries for the 3-month term ended on March 31st 2016.

2.    Annual report to stockholders and company and subsidiaries’ audited financial statements for the year ended on December 31st 2015.

3.    Annual report to stockholders and company and subsidiaries’ audited financial statements for the year ended on December 31st 2014.

4.    Annual report to stockholders and company and subsidiaries’ audited financial statements for the year ended on December 31st 2013.

5.    Documentation of the Company’s negotiable instruments issue.

6.    Credit Scoring issued by Standard & Poor’s Ratings Argentina S.R.L., Risk Scoring Agent, dated May 5th 2016.

7.    Relevant facts presented by the Company for the term between December 1st 2013 and May 17th 2016;

8.    Economic, financial and operative projections in connection with the future performance of the Exploration and Production, Generation and Other Business Units businesses provided by the Customer.

a.      Exploration and Production: Economic and financial projections in constant dollars for the period Jan 2016 to Dec 2016, as  well as the sources for that areas in Argentina; (ii) consideration of assets with a non-conventional resources potential; (iii) expected evolution of sales price of main products; (iv) other incomes related to the operation: Plan Gas II, (v) the expected evolution of the business unit operative cost; (vi) the necessary investments to comply with exploratory commitments and the development of the proven reserves not yet developed; and (vi) the evolution of the taxes to be paid.

Opinion of Value Report dated May 17th 2016

b.      Generation of Electric Power: Economic and financial projections in current dollars corresponding to the period Jan 2016 to Dec 2021, as well as the sources on which said appraisals were based, including, but not limited to: (i) the expected monthly evolution of Genelba, Genelba Plus, Hidroeléctrica Pichi Picún Leifú and Econergía electricity generation, (ii) the expected evolution of power sales price, (iii) the expected evolution of power generation costs, (iv) the needs for working capital for the business units, (v) investments in maintenance and investments in technology update, and (vi) evolution of the taxes to be paid.

c.      Other Business Units: economic and financial projections in constant dollars corresponding to the period Jan 2016 to December 2021 for petrochemical activities, as well as the sources on which such appraisals were based, including, but not limited to: (i) expected evolution of main products’ sale price and consumables’ costs; (ii) investments in maintenance and investments in technology update; (iii) evolution of the taxes to be paid.

9.    Market analysts reports in relation to the historical and expected performance of raw oil and natural gas prices in Argentinean market;

10.  Reports about Argentina’s current and projected economic conditions and the status of the industry in particular;

11.  Information corresponding to listed companies and to purchase and sale transactions of companies related to oil, gas, refining, electric power and petrochemical activities.

12.  Information related to the Company’s shares quote in Buenos Aires Stock Exchange.

Opinion of Value Report dated May 17th 2016

ANNEX IV

SHARES EQUITY

Opinion of Value Report dated May 17th 2016

ANNEX IV

SHARE’S EQUITY – DETERMINATION

In millions of Pesos except for the value per share and the number of shares

Capital stock	2,019.0
Other components of net worth	2,186.0
Reserves	7,465.0
Others	(693.0)
Cumulative results – includes result of the year	1,784.0
Other integral results	1,256.0
Non-controlling interest	1,865.0
Net Worth for year ending March 31st 2016 1 1	14,017.0
Ordinary, nominative, book-entry shares, net worth $1	2,019,236,820
Share’s equity	6.94

Note:
1 On the basis of Petrobras Argentina S.A. consolidated financial statements, corresponding to the 3-month period ended March 31 2016. Does not include non-controlling interests.

Opinion of Value Report dated May 17th 2016

ANNEX V

DISCOUNTED CASH FLOW

Opinion of Value Report dated May 17th 2016

ANNEX V

DETERMINATION OF VALUE

In millions of Pesos except for the value per share and the number of shares

Company Value	1,658.9
a) Oil and Gas Exploration and Production	1,083.8
b) Generation	372.7
c) Other Business Units	202.4

(-) Financial debt [1]	(484.0)
(+) Cash and Banks	132.4
(+/-) Other Non-Operating Assets and Liabilities[2]	31.0
Capital Stock Value	1,338.3

Ordinary, nominative, book-entry shares, nominal value $1	2,019,236,820

Value per Share (in Dollars)	0.66
Value per Share (in Pesos)	9.54

1 Comprises: (i) current financial debt, (ii) negotiable instruments, (iii) perks, (iv) current provisions, (v) non-current provisions, and (vi) letters of credit with OCP.

2 Comprises: (i) 25.5% indirect share in Transportadora de Gas del Sur SA (market value dated May 16 2016), (ii) 53.1% exclusion of Petrolera Entre Lomas SA (Petrobras Argentina SA holds 58.8% of Petrolera Entre Lomas SA, its direct and indirect share on PELSA flow is of 46.9%), (iii) 28.5% direct share in Refineria del Norta SA capital stock (dividend flow), (iv) provisions due to contractual renegotiations, (v) liabilities for deferred tax, net of other tax credits, (vi) loans to Company partners, and (vii) other potential adjustments are not considered (positive and negative) that can be determined in the future.

Opinion of Value Report dated May 17th 2016

ANNEX V. (a)

OIL AND GAS EXPLORATION AND PRODUCTION BUSINESS UNIT

DISCOUNTED CASH FLOW

Opinion of Value Report dated May 17th 2016

ANNEX V. (a) - OIL AND GAS EXPLORATION AND PRODUCTION BUSINESS UNIT

SUMMARY OF MAIN ASSUMPTIONS

Macro Variables	Non existing GDP growth for 2016; 4% in 2017, 3% in 2018, 2019 & 2020; 4% in 2021, and then stable in 3%. Real exchange rate appreciation in 3.4% throughout the projection period
Volumes
  Continuity of the business in Company’s proven reserves exploitation in Argentina.
  The Company reported on Dec 31 2015 a total of 183.1M of oil equivalent barrels, of proven reserves, of which 90.5% correspond to blocks in Argentina.

Prices
  Local reference price projection of light raw oil (Medanito), natural gas and LPGs created by international consulting companies and references obtained for other raw oil local and international variables in Wall Street Research and Bloomberg reports.
  Average raw oil prices of 64.1 US$/bbl.
  All in natural gas price (includes Plan Gas II) moving from 5.0 US$/MMBtu to 6.0 US$/MMBtu between 2016 and 2018.

Costs & Expenses	Operative costs in line with historical costs of this business unit. Corporative expenses assigned to this business unit decrease in line with the shortage of Company’s reserves.
Operating Margins, Working Capital and Investments
  Projected average EBITDA margin of 48.5% with variation according to prices variations, additional incomes (Plan Gas II), operating costs and projected production.
  Enough projected investments to comply with exploratory commitments and to develop reserves.
  Given its low relevance, the investment in working capital was not considered.

Opinion of Value Report dated May 17th 2016

ANNEX V. (a) - OIL AND GAS EXPLORATION AND PRODUCTION BUSINESS UNIT

FREE OPERTING CASH FLOW

For eachyear ended on Dec 31
(US$ M )	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P

Production [1]

Production (M of BOE)	21,96	19,36	17,45	15,69	14,07	12,33	10,58	8,25	6,80	5,26	4,35
Oil (M of BBL)	9,37	7,25	6,36	5,42	4,66	3,95	3,34	2,82	2,40	2,04	1,71
Gas (M of BOE)	12,55	12,07	11,05	10,24	9,39	8,36	7,23	5,42	4,39	3,21	2,63
GLP (M of BOE)	0,05	0,04	0,03	0,03	0,02	0,02	0,02	0,01	0,01	0,01	0,01

Relevant Financial Data

Net Sales	992	834	704	717	637	554	474	376	312	247	205
Operative Costs & Expenses	(403)	(343)	(324)	(312)	(283)	(264)	(245)	(222)	(194)	(160)	(133)
Structure Expenses	(37)	(35)	(32)	(27)	(22)	(16)	(11)	(7)	(4)	(2)	(1)
EBITDA	589	491	380	405	353	290	230	154	118	86	71
EBITDA Margin (%)	59,4%	58,9%	54,0%	56,5%	55,5%	52,3%	48,4%	41,0%	37,7%	35,0%	34,9%
Income Tax	(119)	(98)	(60)	(72)	(56)	(38)	(23)	(9)	(4)	(0)	(1)
Working Capital Variation	0	0	0	0	0	0	0	0	0	0	0
Investments	(298)	(218)	(137)	(90)	(64)	(46)	(31)	(1)	(1)	(1)	(1)
Operating Free Cash Flow	172	176	184	243	233	206	176	144	112	85	70

Note:
1E&P Operations do not comprise incomes coming from Probable and Possible Reserves

Opinion of Value Report dated May 17th 2016

ANNEX V. (a) - OIL AND GAS EXPLORATION AND PRODUCTION BUSINESS UNIT

WACC ESTIMATION

Free Risk Rate[1]	1.8%
US Index Price (CPI) [2]	0.9%
Real Free Risk Rate	0.9%
Premium for EMBI+[3]	4.4%
Equity Premium[4]	7.0%
Unlevered Beta [5]	1.5
Debt Ratio / PN	55.8%
Levered Beta	2.1
Capital Cost	19.8%

Real Free Risk Rate	0.9%
Credit Spread 6	3.1%
Premium for EMBI+	4.4%
Effective Tax Rate	35.0%
Cost of Debt (Before Tax )	8.4%
Cost of Debt (After Tax)	5.4%

Debt / (PN + Debt) – Target Structure	35.8%

WACC	14.7%

Notes:

1 US Treasury Bond expiring 2026 (10 years) to May 6 2016. Source: Bloomerang

2 Consumer Price Index (US). Source: US Department of Labor March 2016

3 Average Argentina’s EMBI+ for last 30 days, until May 2 20162016. Source: Department of Finance

4 Implicit Equity Premium. Spread historical average (1928-2016) between S&P500 Index return and US Treasury Bonds. April 2016. Source: Damodaran, NYU.

5 Global unlevered beta for Petrochemical Sector, May   Source: Damodaran, NYU.

6 Constant spread of estimated credit for Petrobras Argentina SA on real free risk rate yield.

Opinion of Value Report dated May 17th 2016

Note:

The Company Value is determined as the addition of (i) explicit cash flow current value for the period 2016 to 2026 corresponding to the exploitation of proven reserves in Argentina, (ii) the value assigned to potential resources, (iii) the value assigned to Bolivia and Venezuela assets, and (iv) the current value of costs and expenses associated to plugging and abandoning of wells, under the estimation done by the Company.

Opinion of Value Report dated May 17th 2016

ANNEX V. (b)

GENERATION BUSINESS UNIT

DISCOUNTED CASH FLOW

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) - GENERATION BUSINESS UNIT

SUMMARY OF MAIN ASSUMPTIONS

Macro Variables	A non-existing GDP growth is projected for 2016, 4% in 2017, 3% in 2018, 2019 & 2020, 4% in 2021, and then stable in 3%. Real exchange rate appreciation in 3.4% throughout the projection period
Volumes
  Monthly average electric power generation is considered stable in the last years, which was projected in 6.084 GWh.
  The equipment availability projection is in line with most recent years’ values.
  Genelba and Genelba Plus jointly generate more than 80% of the total generation.

Prices	In the case of Genelba Plus, in June 2018, higher estimated costs are absorbed with the expected increase in the sales price, that moves from 62 US$/MWh to 75 US$/MWh.
Costs & Expenses	Stable generation costs were assumed in line with more recent years. In the case of Genelba Plus, in June 2018 an increase of 4.6 US$/MMBtu to 6 US$/MMBtu is assumed.
Operative Margins, Working Capital and Investments
  It is assumed that the plus energy business will be able to transfer increases in power generation costs to the price, so that margins per MWh remain stable.
  Maintenance investments in line with the necessary to keep the current electric power generation level of this business unit.
  Given the usual conditions of this business unit, we have considered the working capital variation, which represents approximately 70 days for collections and between 30 and 35 days for payments.

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) - GENERATION BUSINESS UNIT

DISCOUNTED CASH FLOW

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) - GENERATION BUSINESS UNIT

WACC ESTIMATION

Free Risk Rate[1]	1.8%

Premium for EMBI [2]	4.4%
Equity Premium [3]	7.0%
Unlevered Beta[4]	0.5
Debt Ratio / PN	55.8%
Levered Beta	0.7
Capital Cost	11.3%

Real Free Risk Rate	1.8%
Credit Spread 6	3.1%
Premium for EMBI	4.4%
Effective Tax Rate	35.0%
Cost of Debt (Before Tax )	9.3%
Cost of Debt (After Tax)	6.0%

Debt / (PN + Debt) – Target Structure	35.8%

WACC	9.4%

Notes:

1 US Treasury Bond expiring 2026 (10 years) to May 6 2016. Source: Bloomerang

2 Consumer Price Index (US). Source: US Department of Labor March 2016

3 Average Argentina’s EMBI+ for last 30 days, until May 2 20162016. Source: Department of Finance

4 Implicit Equity Premium. Spread historical average (1928-2016) between S&P500 Index return and US Treasury Bonds. April 2016. Source: Damodaran, NYU.

5 Global unlevered beta for Petrochemical Sector, May   Source: Damodaran, NYU.

6 Constant spread of estimated credit for Petrobras Argentina SA on real free risk rate yield.

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) - GENERATION BUSINESS UNIT

DETERMINATION OF VALUE

Opinion of Value Report dated May 17th 2016

ANNEX V. (c)

OTHER BUSINESS UNITS

DISCOUNTED CASH FLOW

Opinion of Value Report dated May 17th 2016

ANNEXO V. (b) – OTHER BUSINESS UNITS

SUMMARY OF MAIN ASSUMPTIONS

REFINING AND DISTRIBUTION

Macro Variables	A non-existing GDP growth is projected for 2016, 4% in 2017, 3% in 2018, 2019 & 2020, 4% in 2021 and then stable in 3%. Real exchange rate appreciation in 3.4% throughout the projection period
Volumes
  Continuity of the business according to oil refining, fuel distribution and other derivatives volumes, that makes up this unit operation.
  Stable volumes processed in Petrobras refinery with an installed capacity of 28,131 oil barrels daily, and a usage in line with historically recorded values.
  Continuity of the 265 gas stations, which to date constitute directly or indirectly the Company’s gas station network.
  Operation levels are assumed to be similar to the ones recorded in the last years.

Prices	Prices strictly linked to the exchange rate value. Growth in prices and, consequently of projected sales, is mainly due to US inflation.
Costs & Expenses	Operating costs in line with the Company’s historical costs. Stable corporative expenses.

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) – OTHER BUSINESS UNITS

SUMMARY OF MAIN ASSUMPTIONS

REFINING AND DISTRIBUTION

Operative Margins, Working Capital, Investments
  EBITDA margin projected with 2.5% to 4.0% growth.
  Projected investments in line with last years’ levels, considering that production volumes of most recent years are maintained.
  Given its low relevance, the working capital variation was not considered.

WACC	For this business unit, a nominal WACC of 12.0% was considered.

Opinion of Value Report dated May 17th 2016

ANNEX V. (b) – OTHER BUSINESS UNITS

SUMMARY OF MAIN ASSUMPTIONS

PETROCHEMICAL ACTIVITIES

Macro Variables	A non-existing GDP growth is projected for 2016, 4% in 2017, 3% in 2018, 2019 & 2020, 4% in 2021 and then stable in 3%. Real exchange rate appreciation in 3.4% throughout the projection period
Volumes	Continuity of the business without changes in the petrochemical production installed capacity. Annual average production: 526,000 tons.
Prices
  For the projection period (2016-2021) the evolution of historical prices for each product in the local and international market was considered as a reference.
  Constant product prices as of 2017 in constant values.

Costs & Expenses
  Production consumables costs and operating costs in constant values in average levels of US$ 378M annually until 2018 and stabilized in US$ 388M as of 2019.
  Fixed structure expenses of US$ 3M in constant values for the projected period.

Operative Margins, Working Capital, Investments
  Average EBITDA margin: 7.1%.
  Given its low relevance, the working capital variation was not considered.
  Projected investments in line with last years’ levels, maintaining the production levels of more recent years.

Opinion of Value Report dated May 17th 2016

WACC	For this business unit, a constant WACC of 11.5% was considered.

Opinion of Value Report dated May 17th 2016

ANNEX VI

INDICATORS APPLICABLE TO SOCIETIES WITH COMPARABLE BUSINESSES

Opinion of Value Report dated May 17th 2016

ANNEX VI

INDICATORS APPLICABLE TO SOCIETIES WITH COMPARABLE BUSINESSES

Companies analyzed:	Transactions analyzed:
	Date	Buyer	Seller

(i) Oil & Gas

	June 2015	Tecpetrol	Americas Petrogas
	March 2015	CGC	Petrobras Argentina
	October 2014	Pluspetrol	Apco
	June 2014	Medanito	Chañares Herrados
	March 2014	Madalena Energy	Gran Tierra
	February 2014	YPF	Apache

(ii) Generation

	November 2015	China Three Gorges	Brazil Government
	November 2015	CEMIG	Brazil Government
	December 2013	CEMIG	Vale

(iii) Petrochemical Activities

	February 2016	ChemChina	Syngenta
	December 2015	Dow Chemical	Dow Corning
	December 2015	Dow Chemical	DuPont

Opinion of Value Report dated May 17th 2016

•          YPF S.A.

•         Ecopetrol

•         Parex Resources

•         Gran Tierra

•         Canacol

•         Geopark

•          Amerisur Resources

•         Queiroz Galvao

•         Pampa Energía

•         Tractebel Energía

•         AES Tiete

•         CESP

•         ISAGEN

•         Celsia

•         Colbun

•         Capex

•         Endesa Costanera

•         Braskem

•         Ultrapar

•         Unipar Carbocloro

Opinion of Value Report dated May 17th 2016

ANNEX VII

STOCK NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Opinion of Value Report dated May 17th 2016

ANNEX VII

STOCK NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Opinion of Value Report dated May 17th 2016

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Petrobras Argentina S.A. - PESA:BCBA

Date range: 11/18/2015 to 05/17/2016

Date	Opening	Maximum	Minimum	Closure	Volume	Var
02/02/2016	8,40	8,40	8,30	8,35	85.577	-1,18%
03/02/2016	8,00	8,40	8,00	8,39	130.140	0,48%
04/02/2016	8,39	8,65	8,39	8,65	52.079	3,10%
05/02/2016	8,70	8,95	8,60	8,70	108.923	0,58%
10/02/2016	8,39	8,70	8,36	8,70	21.617	0,00%
11/02/2016	8,50	8,50	8,30	8,50	120.399	-2,30%
12/02/2016	8,52	8,80	8,52	8,75	64.162	2,94%
15/02/2016	9,00	9,00	8,70	8,70	49.815	-0,57%
16/02/2016	8,70	9,00	8,70	9,00	46.679	3,45%
17/02/2016	8,95	9,35	8,95	9,25	94.774	2,78%
18/02/2016	9,30	9,35	9,12	9,35	383.521	1,08%
19/02/2016	9,25	9,35	9,20	9,35	291.510	0,00%
22/02/2016	9,35	10,15	9,35	10,00	875.986	6,95%
23/02/2016	10,00	10,00	9,70	9,85	185.871	-1,50%
24/02/2016	9,65	9,90	9,20	9,80	78.025	-0,51%
25/02/2016	9,85	9,98	9,80	9,95	158.437	1,53%
26/02/2016	10,00	10,10	9,75	9,90	144.171	-0,50%
29/02/2016	9,80	9,95	9,70	9,71	116.516	-1,92%
01/03/2016	9,70	9,85	9,70	9,80	105.005	0,93%
02/03/2016	9,90	10,20	9,80	10,15	453.621	3,57%
03/03/2016	10,15	10,40	9,84	9,90	265.960	-2,46%

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Petrobras Argentina S.A. - PESA:BCBA

Date range: 11/18/2015 to 05/17/2016

Date	Opening	Maximum	Minimum	Closure	Volume	Var
04/03/2016	10,00	10,30	9,80	9,90	122.653	0,00%
07/03/2016	9,90	9,90	9,75	9,85	120.795	-0,51%
08/03/2016	9,85	9,85	9,30	9,60	238.548	-2,54%
09/03/2016	9,60	9,60	9,41	9,55	121.142	-0,52%
10/03/2016	9,60	9,68	9,50	9,55	151.418	0,00%
11/03/2016	9,75	9,75	9,15	9,28	313.705	-2,83%
14/03/2016	9,10	9,25	8,95	9,00	77.725	-3,02%
15/03/2016	8,85	9,10	8,70	9,10	236.155	1,11%
16/03/2016	9,20	9,45	9,00	9,45	93.148	3,85%
17/03/2016	9,45	9,65	9,25	9,65	165.942	2,12%
18/03/2016	9,65	9,65	9,50	9,60	103.600	-0,52%
21/03/2016	9,50	9,55	9,35	9,45	49.619	-1,56%
22/03/2016	9,32	9,40	9,22	9,39	70.145	-0,64%
23/03/2016	9,26	9,30	9,25	9,30	10.030	-0,97%
28/03/2016	9,15	9,29	9,10	9,29	160.101	-0,11%
29/03/2016	9,29	9,34	9,10	9,34	149.505	0,54%
30/03/2016	9,10	9,50	9,10	9,40	103.307	0,64%
31/03/2016	9,30	9,50	9,30	9,50	289.045	1,05%
01/04/2016	9,55	9,55	9,25	9,55	84.754	0,52%
04/04/2016	9,55	9,65	9,45	9,56	263.121	0,11%
05/04/2016	9,35	9,45	9,35	9,40	58.923	-1,70%

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

Petrobras Argentina S.A. - PESA:BCBA
Date range: 11/18/2015 to 05/17/2016

Date	Opening	Maximum	Minimum	Closure	Volume	Var
06/04/2016	9,40	9,48	9,30	9,35	70.143	-0,54%
07/04/2016	9,00	9,45	8,90	9,15	213.104	-2,19%
08/04/2016	9,20	9,20	9,10	9,20	18.450	0,54%
11/04/2016	9,15	9,20	9,15	9,20	46.880	0,00%
12/04/2016	9,30	9,46	9,30	9,35	66.303	1,60%
13/04/2016	9,35	9,40	9,30	9,40	104.749	0,53%
14/04/2016	9,25	9,40	9,20	9,25	49.706	-1,62%
15/04/2016	9,20	9,55	9,10	9,10	80.879	-1,65%
18/04/2016	9,10	9,50	9,10	9,50	74.296	4,21%
19/04/2016	9,60	9,60	9,43	9,50	171.992	0,00%
20/04/2016	9,50	9,75	9,30	9,60	213.168	1,04%
21/04/2016	9,80	9,80	9,40	9,40	48.439	-2,13%
22/04/2016	9,35	9,80	9,30	9,80	80.418	4,08%
25/04/2016	9,77	9,77	9,00	9,50	87.689	-3,16%
26/04/2016	9,50	9,60	9,50	9,58	125.885	0,84%
27/04/2016	9,70	9,70	9,30	9,50	36.182	-0,84%
28/04/2016	9,67	9,67	9,20	9,25	49.710	-2,70%
29/04/2016	9,35	9,35	9,25	9,25	28.824	0,00%
02/05/2016	9,25	9,25	9,12	9,12	182.079	-1,43%
03/05/2016	9,00	9,12	9,00	9,11	27.354	-0,11%
04/05/2016	9,00	9,00	8,60	8,80	212.634	-3,52%
05/05/2016	8,80	8,80	8,70	8,75	56.485	-0,57%
06/05/2016	8,75	8,95	8,70	8,70	184.750	-0,58%

Opinion of Value Report dated May 17th 2016

ANNEX VII

SHARE NEGOTIATION VALUE AVERAGE DURING THE SEMESTER PRIOR TO THE OFFER

In the upper left corner throughout the document there appears a heading that reads: Puente since 1915, 100 years. There appears a footnote throughout the document that reads: Puente Hnos. S.A., Clearing and Settlement Agent and Integrated Negotiation Agent registered under number 28 in the National Securities Committee. Registered in the Superintendence of Corporations [Inspección General de Justicia] under number 11481, book 6, volume – Limited Partnerships, Republica Building, Tucumán 1, 14th floor, C1049AAA, CABA, Argentina. Tel: 0810-666-4717 / CUIT: 30-70102707-4 / www.puentenet.com.

Buenos Aires, May 18th of 2016

Pampa Energía S.A.

Ortiz de Ocampo 3302, Ed 4

(C1425DSR) CABA

Argentina

Attn. Mr. Damián Mindlin

Ref.: Equitable Price Range

To whom it may concern,

Puente Hnos. S.A. (“Puente”) has the honor to address Pampa Energía S.A. (“Pampa”), in its capacity of rater hired by Pampa, with the aim of submitting an independent report of opinion (the “Independent Report”) about the Equitable Price Range of the share of Petrobras Argentina S.A. (“PESA” or the “Company”) on the 17th of May, 2016 (hereinafter, the “Equitable Price Range”), under the dispositions set forth in Section 87, Act 26.831 (the “Capital Market Act”) and in Title III, Article II, Part I and II, from the National Securities Committee [Comisión Nacional de Valores (CNV)] General Resolution 622/2013 and its amendments (T.O. 2013) (the “Standards of the CNV”.)

1. Premises

PESA is a corporation incorporated under the Argentine Law with its registered office in the Autonomous City of Buenos Aires. Its subscribed, issued and paid in full capital stock rises to 2,019,236,820 of class B common shares of 1 vote and nominal value of $1.

PESA is a composite provider of energy, and its main business fields are:

•         Upstream Oil and Gas Exploration [Exploración y Producción de Petróleo y Gas (“E&P”)]

•         Power Generation

•         Oil/Petroleum Chemistry

•         Midstream and Downstream Operations

PESA shares are listed in the Buenos Aires Stock Exchange. The ADS, each being 10 Class B common shares of PESA, are listed in the New York Stock Exchange (the “NYSE”).

It is important to mention that on October 5th of 2015, Act Nº 27,181 was enacted, and it states that the protection of the not corporate shares of de State that are part of, among others, of the Sustainability Guarantee Fund of the Argentine Integrated Social Security System portfolio is of public interest, and gives origin to the Agencia Nacional de Participaciones Estatales en Empresas (National Agency of State Shares in Companies) as applicable authority. Now, therefore, it shall be necessary the previous authorization of the National Congress for the transfer of the company shares held by the Sustainability Guarantee Fund of the Argentine Integrated Social Security System.

On May 3rd 2016, Pampa informed to the CNV and to the Buenos Aires Stock Exchange its intention of acquire, indirectly, the total share issue of Petrobras Participaciones S.L. (Spanish company 100% controlled by Petroleo Brasileiro S.A., through Petrobras International Braspetro B.V.), which helds the direct ownership of 1,356,791,556 class B shares, that represents the 67.1933% of the capital and votes of PESA (the “Transaction”.)

On May 12th 2016, the Board of Directors of Pampa and the Executive Board and Administrative Board of Petróleo Brasileiro S.A. passed the Transaction at a floor price of US$892,000,000 for the 100% of Petrobras Participaciones S.L. which also controls the 67.1933% of the total share issue of PESA (the “Floor Price”). The Floor Price is subject to the adjustments agreed between the parties and that Pampa does not consider significant, and thus, have not been considered by Puente in this report.

On May 13th, the parties executed the sale contract that sets out the Transaction, together with the total of its attachments and ancillary documents.

Hereunder, Pampa requested Puente to estimate the Equitable Price Range of the share of PESA on the 17th of May, 2016, within the frame of a possible Stock Tender Offer [Oferta Pública de Adquisición (“OPA”)] compulsory due to indirect change of control that Pampa shall set out according to the regulations in force.

Puente is an Argentinean corporation with a strong position in Latin-America and leader in southern South America. Puente provides a vast range of solutions to local and international customers, such as corporations, institutional investors, states and individuals, to whom Puente provides services of financial guidance, investments and transactions of mergers and acquisitions, including valuation and studies of strategic alternatives.

Puente states for the record that:

a)    Its role is limited to the preparation of the Independent Report, and it has not provided any additional guidance to Pampa, or PESA, or to its controlling shareholders, and it has not provided any type of services related to the Transaction.

b)    Its analysis (i) assumes that on the issue date of the report, the Company and its assets may continue operating as they have done up to that moment; (ii) is based on the past and present financial situation of PESA and its assets on the valuation date; and (iii) assumes that the Company has no real or contingent assets or liabilities without being broken down, or unusual liabilities or fundamental obligations, apart from the common ones of its activity, and that it has no threatened or pending action that may have a material effect on Puente´s analysis.

c)    Its commitment shall not oblige Puente to update the report or to review the valuation due to events or transactions subsequent to the valuation date.

2. Scope and Considerations

Puente, in its capacity of independent financial planner, has produced an Independent Report, with the sole aim of estimating the Equitable Price Range of PESA share on May 17th 2016 and according to the rules and regulations settled by the Capital Market Act and CNV Regulations.

In order to set the Equitable Price Range, Puente took into account the main methods used in market and explained under Title III, Article II, Part I, Section 5 of CNV Regulations and it based its analysis on information obtained from public sources and Pampa estimations, adjusting them according to our understanding of business and experience in valuations of companies.

The Independent Report shall not be a recommendation of Puente of the fact if the shareholders or the Board of Director of Pampa should purchase direct or indirectly, PESA shares, or a recommendation for the shareholders of PESA to accept the offer of acquisition to be presented by Pampa. Any investor who evaluates accepting or rejecting the OPA of Pampa shall produce its own independent evaluation. Puente has had no access to the OPA announcement or to its prospectus, and it has not been informed about the price proposed.

The price set by Pampa for the OPA may be different from the one presented in our report. Puente does not accept responsibility for the impossibility of Pampa of acquiring the shares in the value range proposed in this report, or in the price that Pampa may propose in the OPA. Puente does not accept responsibility for the considerations, evaluations and decisions taken by the minority shareholders and by the regulatory authorities according to such value.

Bearing in mind the scope and purpose of this Independent Report, it does not accept responsibility that may arise from events of legal, tax, accounting, financial, operational or any other order, different from those that constitute the purpose and scope of the Independent Report. We assume that all the licenses, authorizations, concessions, permits, etc. requested for business operation of the Company are valid and are in force, and no independent study is made in order to identify the presence of potential environmental risks, or to identify any breach of the administrative regulation that may affect the validity of the shares. As legal investigations or verifications have not been developed, the provided information in relation to the ownership of assets and rights, and also the charges and responsibilities over those, have been considered as correct and complete, without existing other circumstances that may limit or modify the ownership of such assets and rights. Puente does not accept responsibility respect to the suitability of the total or partial contents of its Independent Report as legal evidence before a court or in an arbitration process. The conformity of its Independent Report and its uses with the purpose of supporting such legal position shall be decided by the client and its legal advisors.

The acceptance and/or the uses of this Independent Report constitutes the conformity of all the conditions and restrictive obligations set herein, in the proposal, in the terms and conditions of it and in any other document or annex that regulates its uses.

The Independent Report is addressed exclusively to Pampa, and not to any other individual, institution, investor and/or beneficiary. As such, no investor, individual, institution and/or beneficiary, present or future, shall be entitled to use this Independent Report for its direct and/or indirect benefit, without previous written consent of Puente. Puente shall not accept any responsibility if this document is used by third parties for any other purpose without previous express authorization.

Our consent is not necessary for (i) the dispositions in Title III, Article II, Part I, Section 5 of the CNV regulations (T.O. 2013), (ii) the uses and disclosure of this letter in order to include it in the OPA prospectus, or (iii) the information that the Board of Directors of PESA shall produce in reference to the opinion of two independent raters and the main items of its contents, according to Title III, Article II, Part I, Section 3 a.1) of the CNV regulations (T.O. 2013.)

The Independent Report about the Equitable Price Range is issued on the date indicated at the top of this document (the “Effective Date”.) Changes in the macroeconomic, political, and market conditions may result in material changes different from those expressed in the Effective Date, with no obligation to update the report, or its recommendations, analysis, or conclusions that may affect this Independent Report after the Effective Date.

Puente has based the elaboration of this Independent Report on the following available information (the “Information Available”)

•         Report and Consolidated Financial Statement audited of PESA for fiscal years closed on December 31st 2013, 2014 and 2015, obtained from the financial highway of CNV website.

•         Consolidated Financial Statements audited of PESA for the intermediate period of three months ending on March 31st 2016, obtained from the financial highway of CNV website

•         Reports and Presentations of the public results provided by PESA.

•         Reports 20-F of PESA.

•         Financial and Economic Forward-looking statements of PES provided by Pampa

•         Reports produced by analysts (Research Reports) and also by national and international banks, to whose reports we could access through our new subscriptions to sources such as Thomson Reuters and Bloomberg.

•         Available market public information, including regulatory information that may affect PESA and/or its business.

Puente based its analysis on the Available Information, and assumed that it is reliable, correct, complete, present, sufficient and not dishonest. Puente has not developed any type of audit, due diligence or independent verification according to the accuracy, integrity and reasonableness of the Available Information, including the balances audited of PESA, the data of the ownership of fixed assets, proved reserves and the information provided by the Administration of Pampa. Puente assumes that the Available Information used in the production of the Independent Report is from a reliable source and does not express an opinion or certainties about such information.

In the event that relevant information is omitted for our analysis and/or erroneous information is included, this shall affect or modify the conclusions of our Independent Report.

It is expressly stated that Puente has not held meetings with the Board of Directors and/or the Administration of PESA in order to get an accurate understanding of the current situation of PESA, its future business perspectives, the premises used in our models of financial forward-looking statements or of the estimations provided by Pampa.

This Independent Report is issued and shall be interpreted according to the Argentine Laws.

3. Valuation Approach

In order to issue the Independent Report, and to fulfill the dispositions of the CNV Regulations, Puente developed a valuation of PESA up to the Effective Date, using the methods established by CNV Regulations, Title III, Article II, Part I, Section 5 and weighted for their level of relevance.

Those methods are:

A.   Equity Value of Shares (“Carrying Amount”)

B.   Discounted Cash Flow [Flujo de Fondos Descontados “FFD”]

C.   Applicable Indicators to companies of comparable business

D.   The average of securities negotiated during the previous semester to the Effective Date

Puente has competent professionals with vast experience to carry out this valuation. This Independent Report is based on and limited to our knowledge and experience in this kind of tasks.

A. Equity Value of Shares

This approach estimates the value of the shares as the result of dividing the total equity of the Company on the last available date of balance by the quantity of shares issued up to that date. The Carrying Amount anticipates that the value of a company may be deduced from the value of its equity state on a particular time, without taking into account the potential future generation of cash flow of an operating company.

From Puente´s point of view, this approach presents a limited vision when setting an equitable value of a share for the following reasons:

i. Static method: it considers the equity situation of the Company on a particular time for its measurement, without including the potential of the tangible and intangible assets of a company to generate future flows.

            ii. Equity Line Items at historic values: in Argentina, the equity line items have not been adjusted according to the inflation since March 1st 2003, and thus, are accounted in the balances at historic values. Consequently, the total equity of the Company does not necessarily reflect the actual situation of business.

Notwithstanding the foregoing, this is an approach indicated by CNV and it is generally taken into account by investors when investing or evaluating the equitable value of the companies.

Herein, there appears the calculation of the Carrying Amount of PESA, based on the available information up to the Effective Date of this report (a detail of the audited balance of PESA on March 31st 2016, has been included in Annex I)

In AR$(1)
Value of Total Equity attributable to PESA on March 31st 2016 (2)	$14,017,000,000
Class B outstanding shares (3)	2,019,236,820
Carrying Amount per Share (4)	$6.94

(1) Except in the case of outstanding shares

(2) According to Balance March 31st 2016, total of Minority Shares. Source: CNV

(3) According to Balance March 31st 2016. Source: CNV

(4) Subscript (2)/(3)

The Carrying Amount determined by this approach rises to AR$6.94 per share issued. However, in view of the above, we consider this method should get a weighting of 5% when establishing the Equitable Price Range.

B. Discounted Cash flows Valuation

The FFD valuation establishes the value of a company through the present value of the expected future cash flows. This method consists of estimating the FFD that the company expects to generate in the following years and discounting them at an accurate discount rate to the capital structure of the Company, in order to get the actual value of its operations.

Available cash flow funds mean the level of cash flow remains for the company coming from its usual and common operations, after paying all the operational cost, the asset and working capital investments, taxes, but before the payment of the capital and borrowing costs.

This method is the main tool used worldwide to valuate companies, assets and/or debts, not only by experts in valuation, but also by academics, financial planners and investment banks of great renown. Apart from reflecting the ability of generating future cash flows for the equity providers (creditors/shareholders,) this approach weightings the inherent risk of the business and the time value of money.

There are three key factors in a FFD Valuation, ss.:

i. The forecast of operational cash flow during the forecast period (in this case 6 years)

ii. The terminal value of the company after 6 years of forecast, which is usually calculated with a math formula of perpetuity, as it is assumed that the company will continue operating after that forecasted period; and

iii. The discount rate or “WACC” (weighted average cost of capital) to be applied on the cash flows detailed in i and ii.

It is worth noting that in businesses related to Oil and Gas Extraction (business “E&P”), the concept of terminal value due to perpetuity lacks of meaning, as it depends on the available reserves, and thus, its flows shall be calculated until the estimated date of depletion of reserves.

A detail of the forward-looking statements used for the FFD valuation, the calculation of the terminal value and WACC have been included in Annex II, in order to determine the Company Value (“EV”) and the value of the shares of PESA (“VA”.) The difference between EV and VA is given by:

1)    The total financial debt value of PESA (that is to say, the total financial debt of the Company on the 31st of March 2016 of the Cash and cash equivalents on

2)    The estimated total value of the Non-controlled Investments and Minority Shares of PESA.

The following chart is a summary of the FFD Valuation

Figures in U$S MM

Discounted Cash Flow ex-E&p (1)	$ 1.229

Discounted Cash Flow E&P (2)	$ 515

Corporate Expenditures (3)	$ (297)

Company Value (EV) (1)+(2)+(3)                                                      $ 1.447

Plus: Non-Controlled Investments and Minority Shares                         33

Plus: Cash.                          FX@14.3                                                    134

Minus: Debt.                        FX@14.3                                                   (317)

Value of Shares                                                                                $ 1.297

#shares (in MM)                                                                                   2.019

Price / ADS (US$)                                                                                   $ 6.42

Price / ARS (AR$) (b)         FX@14.3                                                    $ 9.18

(a) Includes TGS, San Martin, Belgrano and Refinor Plants, total debt OCP and Petrobras Entre Lomas S.A. (pelsa), Venezuela y Bolivia.

(b) Seller Exchange rate informed by BNA – May 17th 2016

We also carried out a sensitivity analysis to show the alternative process ranges according to different criteria of WACC and long term growth rate, which are exposed in the following chart in Argentine Pesos:

Sensitivity of the Value of Shares per Share (ARS)

The price range obtained in through this method is between AR$8.68 and AR$9.89 per share.

Due to its accuracy, Puente considers that this method is the one that allows the best to estimate the equity value of the share of PESA, and thus, it shall get a higher weighting to calculate our Equitable Price Range: 80%.

C. Applicable Indicators to companies of comparable business

This approach anticipates that the valuation of a company may be expressed as a multiple of operative parameters of companies that are listed in the stock market (e.g. sales, EBITDA¹ (Earnings Before Interest, Taxes, Depreciation and Amortization) or Total Result) and that the companies with businesses in the same industry go public at similar multiples. For this reason, a sample of companies with a similar size, markets and business line is required. Ideally, that sample should be of companies in the same country or market. If such cases are not available, the analysis is addressed to companies with businesses in similar countries and markets.

Although this is simple, this approach has some weaknesses in terms of selecting comparable companies that are listed in the stock market.

•         It is difficult to get a number of selected companies with a business model totally comparable with the one of the analyzed company (they may have a mix of different businesses, or unalike market leadership, or additional businesses lines, among other examples.)

•         It does not take into account the risks differences associated with the countries where each company operates, its position in the market, the regulatory framework, tax treatments, inter alia.

•         Assumes that the selected companies are listed in clear markets, with accurate volumes and levels of solvency.

•         It’s a static method, as it reflects the situation of the companies in a particular moment in time, but it does not take into consideration the future cash flows of each of them.

In addition, the Oil, Gas and Energy market in Argentina presents a complex regulatory framework so it is hard to compare it with other markets within the region, so the layout of a representative sample of comparable companies is difficult to fulfill. Consequently, the scope of Argentinean comparable companies is exclusively limited to the shares of YPF, which is not representative enough.

Due to these limitations, this method lacks of high weighting when defining the far price of a share.

However, we consider that it is a useful tool to recognize the results obtained with the other methods.

Below, the multiple of EV/EBITDA² of YPF is applied for the last 12 months of March 2016, taking as a parameter the market capitalization of YPF up to March 17th 2016 and the information provided by YPF of the last 12 months up to 31st March 2016. The obtained multiple is then applied to the EBITDA figures of PESA for the last 12 months (calculated until March 31st 2016 and converted to dollars according to the average exchange rate of that period.

US$ MM                                                                   LTM

EBITDA PESA – LTM (1)                                     $ 470

Multiple EV/EBITDA of YPF – 2016E (2)           3,21x

EV PESA                                                                 $ 1.508

Plus: Non controlled investments

And Minority Shares                                                 33

Plus: Cash                                                                134

Minus: Debt                                                               -317

Shares Value                                                         $ 1.358

#shares (in MM)                                                     2.019

Price / ADS (US$)                                                  $ 6.73

Price / ARS (FX@ 14.3) (3)                                  $ 9.62

(1) EBITDA of PESA lat 12 months until March-16 (FX average@10.68)

(2) Source: Puente & Thompson Reuters – See Annex III for more detail

(3) Source: seller exchange rate informed by the BNA on May 17th 2016.

________________________________________

²EV: [Valor de Empresa] Company Value, defined as Market Capitalization + Total Debt.

The price obtained through this method is AR$9.62 per share

The detail of the multiples obtained for the share of YPF, appears in Annex III of this Report. In view of the above, we consider that this method should have a weighting of 5%.

D. Market Value of the Share

In general terms, the market is an important referent when establishing the consistence of the value of the company, if and when, such contributing company operates in a clear market, solvent and with a volume and daily frequency of operations to fix prices over the basis of a business in motion.

This approach loses relevance if during the period of analysis (in the case of the CNV regulation, 6 months immediately before to the date of launching the OPA) there have been general distortions in the market or if relevant events that may affect the company under analysis have occurred.

In the case of PESA, we consider that, although its share quoted in a steady way, the volumes operated during the last semester were not representative enough, reflecting an enclosed solvency level: average volume of daily operations during that period of AR$151,000 (Source: Bloomberg.)

The following graphic shows not only the evolution of the share of PESA during the semester previous to the Effective Date, but also the daily volume of operations.

 The following chart shows a summary of the results obtained during the semester preceding the Effective Date, highlighting the average price obtained of AR$8.79 per share, according to the dispositions of CNV Regulations. The full detail of daily prices and volumes has been included as Annex III. In view of the above, we consider that this approach should have a weighting of 10%

Ticker: PESA AR

                                                      Share Price

Currency: ARS                            Last Semester

Maximum                                      $ 10.15

Average                                        $ 8.79

Minimum                                       $ 7.09

Source: Bloomberg

4. Summary of Valuation

Herein, there appears a summarizing chart of the results of the valuations obtained with the different methods of valuation applied and weighted according to our professional understanding.

Methods of Valuation Carrying Amount Discounted Cash Flows Market Multiples Market Value of the Share

5. Conclusions

Based on the data exposed in this Independent Report, and subject to the assumptions, limitations and scopes detailed in this document and taking into account the criteria indicated in CNV Regulations, Puente estimates that the Equitable Price Range of PESA is between AR$8.79 and AR$9.62 per share. -

Buenos Aires, May 18TH 2016.

There appears a signature.

Santiago Balart

Vice-president

Puente Hnos. S.A.

ANNEX I

Equity Value of Shares of PESA

In AR$                                                                                             March 31st 2016

Asset

Total Current Asset                                                                       $ 11,801,000,000

Total Non Current Asset                                                               $ 19,547,000,000

Total Assets                                                                                   $ 31,348,000,000

Liabilities

Total Current Liability                                                                    $ 7,043,000,000

Total Non Current Liability                                                            $ 8,423,000,000

Total Liabilities                                                                              $15,466,000,000

Total Equity

Total Equity                                                                                    $ 15,882,000,000

Minus: Equity attributable to non controlling Share                $ 1,865,000,000

Total Equity attributable to Shareholders of the Company       $ 14,017,000,000

Outstanding Class B Shares (3)                                                      2,019,236,820

Carrying Amount per Share (4)                                                            $ 6.94

Source: Consolidated Audited Accounting Reports of PESA until March 31, 2016.

ANNEX II

A. Calculation of Discount Rate or “WACC”

Comments

(1) Performance of the Treasury Bond of USA during 10 years. May 17th 2016

(2) Market Risk Premium calculated by Demodaran May 2016: http://pages.stern.nyu.edu/-adamodar/

(3) Source: NY U Demodaran http://pages.stern.nyu.edu/-adamodar/New_Home_Page/datafile/Betas.html

(4) Spread between AA 46 YTM of Argentina (MD: 11.4) and the US-10Y T

(5) Proxy: Performance of Market Bond of YPF2025 until May 17th 2016  75bps

The equity cost (“Kc”) has been estimated, applying the following formula which derives from the “Capital Asset Pricing Model”:

Kc Rf β* (Rm – Rf)  Rp

Where:

Rf: Free Risk Rate

Β: Market Systemic Risk

Rm: Expected performance of a diversification of market portfolio

Rp: Country Risk Premium

As we do not count with a current debt long term issued by PESA, we have estimated the cost of debt (“Kd”) taking as proxy the long term debt of YPF (Bond YPF2025)  75 bps. For the effects of WACC calculation, the debt shall be calculated totally from the tax savings which implies the tax deductibility of interest income: Kd * (1-t), where t is the rate of 35% of income tax expense of Argentina.

The calculation of WACC results from the weighting of the Kc and Kd according to the capital structure of PESA on March 31st 2016 (78% and 22%, respectively)

B. Considerations of forward-looking statements.

Our valuation analysis assumes that

1. The financial and economic forward-looking statements of PESA provided by Pampa have been laid out taking into account, among other variables:

•         The regulatory framework and based on the current remuneration for each business of PESA

•         The level of reserves proved and developed, proved and non-developed of PESA (jointly with “Reserves 1P”) informed by Pampa.

2. And that PESA will continue:

•         Operating normally as it has done habitually

•         Keeping an administrative team suitable for the daily management of the company

•         Acting according to every legal, accounting, regulatory, tax and environmental regulations

•         Keeping the title deeds of every asset of the company (except for those included in the offer that shall be sold to Petróleos Brasileiros S.A. after the formal closing of the Transaction)

The forward-looking statements do not contemplate improvements as a result of the synergy or saving of costs resulting from the purchase done by a strategic buyer.

Puente do not ensure that the estimations, forecasts and assumptions used in this report will be actually fulfilled, as the future results depend on different factors and conditions that are uncertain by nature.

For the calculation of non-controlled investments we considered the shares of PESA in Transportadora Gas del Sur S.A. (TGS) at its market value on May 17th 2016, plants José de San Martín, Manuel Belgrano y Refinor, total debts of OPC (Oleducto de Crudos Pesados), the operation of Bolivia and Venezuela and the minority chares of Petrobras Entre Lomas S.A. (PELSA), which was included in a 100% in the E&P forward-looking statements and then adjusted to reflect its minority shares in the line of Non Controlled Investments and Minority Shares.

For the calculation of the terminal value, the following concepts have been taken into account:

i.              For the E&P business, we have not used a terminal value of perpetuity. We have calculated the flows up to an estimated date of depletion of Reserves 1P,  which have been adjusted proportionally to the shareholding interest of PESA; and

ii.            For other businesses of PESA, we have calculated the terminal value applying the formula of perpetuity (3) with a long term growth rate of 2.0%

For the discount cash flows rate we have applied differentiated discount rates:

a.    E&P Business: we have applied a discount rate of 10%, related to the valuation criteria of discounted cash flows stated by SEC regulations (“Security Exchange Commission”), related to Oil and Gas mining activities(4), its detail may be found in the notes of 20-F of PESA.

b.    The other operations of the Group have been discounted to the estimated WACC in Section A of this Annex II.

(3) The formula of perpetuity used is (FF2021 x (1 g))/ (WACC-g), where g is the long term growth rate.

(4) Reference, in English “SEC Modernization of Oil & Gas Reporting Rules and ASC 932 of the FASB Accounting Standards Codification (ASC) relating to Extractive Activities (Formerly SFAS No 69 Disclosure about Oil & Gas Producing Activities”) that stipulates the use of a 10% rate to discount this type of assets.

C. Forward-looking Statements

They are expressed in nominal values and forecasted in American dollars, taking into account the following macroeconomic variables:

1. The E&P operations do not contemplate incomes from Provable Reserves (2P) and Possible Reserves (3P)

PESA’S consolidated EBITDA does not include Corporate Expenses, which were calculated separately, since they were not allocated by business line. The current amount of these expenses is US$297MM and was deducted directly from the value of the FFD to achieve PESA’s company value.

D. Discounted Cash Flows

(a) Includes TGS, San Martín, Manuel Belgrano and Refinor plants net of debt OCP and Petrobras Entre Lomas S.A. (PELSA) Venezuela and Bolivia.

(b) Seller exchange rate informed by the BNA on May 17th 2016.

Below, there appears an exercise of sensitivity of valuation, according to different situations of discount rate and long term growth rates.

ANNEX III

 For the methods of Market Multiples, and according to the criteria commonly used by financial analysts and specialists in valuations, we have prioritized the multiple of Company Value/EBITDA (EV/EBITDA) as the main valuation parameter.

Below, there appears a detail of the EV/EBITDA obtained for YPF, based on the market capitalization of the company until May 17th 2016 and the figures informed by the company for the last 12 months until March 31st 2016

(1) Source: Bloomberg. Price of ADR of YPF on Mat 17th 2016

(2) Source: Bloomberg

(3) It results by multiplying the share price by the number of issued shares

(4) Total debt reported by YPF until March 31st 2016

(5) EV=Market Capitalization + Total Debt

ANNEX IV